Exhibit 5.1

March 26, 2025
Global Crossing Airlines Group Inc. 4200 NW 36th Street Building 5A Miami International Airport Miami, Florida 33166
Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Global Crossing Airlines Group Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale by the Company of up to 3,000,000 shares of common stock, $0.001 par value per share (the “Plan Common Stock”), that are reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Plan Common Stock. We have also examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

DOCPROPERTY "DOCID" \* MERGEFORMAT LEGAL\76528676\1
200 South Biscayne Boulevard 30th Floor Miami, FL 33131 305.704.5940 800.215.2137 305.704.5955 Fax cozen.com

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Plan Common Stock has been issued pursuant to the applicable provisions of the Plan, such Plan Common Stock will be validly issued, fully paid and nonassessable.

This opinion has been prepared for your use in connection with the issuance of the Plan Common Stock under the Plan. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Cozen O’ Connor